                                MODIFICATION OF
                          ADDENDUM TO MASTER EQUIPMENT
                         LEASE AGREEMENT NO. 8607TXG245
                   BETWEEN SHELL OIL COMPANY, AS LESSEE, AND
                    AMERICAN FINANCE GROUP, INC., AS LESSOR



     Reference is made to the above-referenced Master Equipment Lease Agreement (the "Lease") between Shell Oil Company as lessee ("Lessee") and American Finance Group, successor-in-interest to American Finance Group, Inc., as lessor ("Lessor") and to the Addendum to the Lease entered into as of June 28, 1989, between Lessee and Lessor. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Lease and Addendum.

     This modification ("Modification") to the Addendum is needed to include additional Subsidiaries to the list given in the Addendum.

     Lessee and Lessor hereby agree to add each of the following companies as a Subsidiary under the terms of the Addendum:

                 Bellaire Trucking Company
                 Encoal Corporation
                 Evergreen Mining Company
                 Kermit Coal Company

    EXECUTED as of the 16th day of December, 1991.


AMERICAN FINANCE GROUP                 SHELL OIL COMPANY


By: /s/                                By: /s/
   -----------------------------          -----------------------------
Title: Executive Vice President        Title: Purchasing Manager - E&P M&FS

                         ADDENDUM TO MASTER EQUIPMENT
                        LEASE AGREEMENT NO. 8607TXG245
                   BETWEEN SHELL OIL COMPANY, AS LESSEE, AND
                    AMERICAN FINANCE GROUP, INC. AS LESSOR


     Reference is made to the above-referenced Master Equipment Lease Agreement (the "Lease") between Shell Oil Company as lessee ("Lessee") and American Finance Group, successor-in-interest to American Finance Group, Inc., as lessor ("Lessor"). This addendum ("Addendum") is a supplement and addendum to the Lease and is entered into as of June 28, 1989 between Lessee and Lessor. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the lease.

     WHEREAS, for purposes of Lessee's administrative convenience and in order to facilitate asset management among Lessee and Lessee's affiliated and subsidiary companies, Lessee has requested that the Lease be amended to provide that such affiliated and subsidiary companies enter directly into Rental Schedules under the lease with Lessor, all without relieving Lessor of any of its payment or performance obligations thereunder; and

     WHEREAS, Lessor has agreed to amend the Lease as requested by Lessee in accordance with the following terms and conditions:

     NOW, THEREFORE, Lessee and Lessor hereby agree as follows:

     1. For purposes of this Addendum and the Lease, "Subsidiary" means any of the following companies:

             Shell Coal and Terminal Company
             Marrowbone Development Company
             Shipyard River Terminal Company
             Triton Coal Company
             Shell Mining Company
             Turris Coal Company
             R. & F. Coal Company

     2.  For all purposes under the Lease, "Lessee" shall mean Shell Oil
         Company jointly and severally with any Subsidiary which shall from time to time furnish a Rental Schedule under the Lease.

     3. Lessee consents to the execution and delivery by any Subsidiary of one or more Rental Schedules under the Lease and consents and agrees to be bound jointly and severally by the terms thereof without any further action on Lessee's part.

     4. Nothing contained herein shall in any respect limit the liability of Shell Oil Company for the full payment and performance of Lessee's obligations under the Lease.

     This Addendum amends the Lease effective as to Rental Schedules under the Lease dated on or after the date hereof and, as amended hereby, the Lease is affirmed and ratified in all respects, is in full force and effect and is legal, valid and enforceable in accordance with its terms.

     EXECUTED as an instrument under seal as of this 28th day of June, 1989.

AMERICAN FINANCE GROUP                 SHELL OIL COMPANY


By: /S/                                By: /S/
   -------------------------              -------------------------
Title: Vice President                  Title: Purch MGR - E&P M&FS

                          BLANKET ORDER: PS-06196-CEB


                        MASTER EQUIPMENT LEASE AGREEMENT


                                 NO. 8607TXG245


                           DATED AS OF JULY 14, 1986



                                    between



                         AMERICAN FINANCE GROUP, INC.
                                    LESSOR



                                      AND



                              SHELL OIL COMPANY
                                    LESSEE

                               TABLE OF CONTENTS
                               -----------------

SECTION                                                                    PAGE
-----------                                                                ----

    1.   Agreement for Lease of Equipment .............................      1

    2.   Delivery and Acceptance of Equipment .........................      1

    3.   No Warranties by Lessor ......................................      1

    4.   Lease Term ...................................................      1

    5.   Rent .........................................................      1

    6.   Lessee's Representations and Warranties ......................      2

    7.   Titling and Registration; Identification Marks ...............      2

    8.   Fees and Taxes ...............................................      3

    9.   Indemnification by Lessee ....................................      4

    10.  Use of Equipment; Liens ......................................      4

    11.  Equipment Maintenance, Repair, and Additions .................      5

    12.  Loss, Damage or Destruction of Equipment .....................      6

    13.  Reports ......................................................      6

    14.  Insurance ....................................................      6

    15.  Return of Equipment ..........................................      7

    16.  Lessor's Ownership:  Equipment to be and
           Remain Personal Property ...................................      7

    17.  Events of Default ............................................      8

    18.  Assignment and Transfer By Lessor ............................      10

    19.  Option to Renew ..............................................      10

    20.  Additional Rights of Lessor ..................................      11

    21.  Net Lease; Non-Terminability .................................      11

    22.  Lessee's Right to Sublease ...................................      12

    23.  Quiet Enjoyment ..............................................      12



    24.  Notices ......................................................      12

    25.  Entire Agreement: Severability: Effect and
               Modification of Lease ..................................      12

    26.  Governing Law ................................................      12

    27.  Consent to Jurisdiction and Service ..........................      12

    28.  Lessor's Right to Perform for Lessee .........................      13

    29.  Agreement for Lease Only .....................................      13

    30.  Financial Statements .........................................      13

    31.  Miscellaneous ................................................      13

    32.  Definitions ..................................................      13

EXHIBIT I -- Rental Schedule and Certificate of Inspection and Acceptance with
               Stipulated Loss Values

     MASTER EQUIPMENT LEASE AGREEMENT NO. 8607TXG245 , dated as of July 14, 1986, between American Finance Group, Inc. (hereinafter called "Lessor"), a Massachusetts corporation having its principal place of business at Exchange Place, Boston, Massachusetts 02109, and Shell Oil Company (hereinafter called "Lessee"), a Delaware corporation with its principal place of business at One Shell Plaza, Houston, TX.

     In consideration of the mutual covenants hereafter contained, Lessor and Lessee agree as follows:

     1.    AGREEMENT FOR LEASE OF EQUIPMENT - Lessor shall lease to Lessee and
           --------------------------------
Lessee shall lease from Lessor such Equipment upon the terms and conditions specified in this Master Equipment Lease Agreement (this "Master Lease") and the applicable Rental Schedule. Each Rental Schedule shall Incorporate the terms of this Master Lease and shall constitute a separate lease (the term "this Lease" shall refer collectively to the applicable Rental Schedule and this Master Lease).

     2.    DELIVERY AND ACCEPTANCE OF EQUIPMENT - Lessor and Lessee understand
           ------------------------------------
that the vendor of the Equipment will deliver the Equipment to the location specified in the Rental Schedule. As between Lessor and Lessee, Lessee's acceptance for lease hereunder of any Equipment (as evidenced by its execution and delivery to Lessor of a Certificate of Inspection and Acceptance with respect to such Equipment) constitutes Lessee's acknowledgement that such Equipment in all respects conforms to the requirements of this Lease and is subject to all of the terms and conditions of this Lease. Lessor hereby authorizes Lessee as its agent to accept for Lessor, and in Lessor's name, the Equipment from the Manufacturer or vendor thereof upon delivery.

     3.    NO WARRANTIES BY LESSOR - LESSOR, EXCEPT AS PROVIDED IN PARAGRAPH 23
           -----------------------
HEREOF, HEREBY MAKES NO EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS AS TO ANY MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION THE CONDITION, SELECTION, QUALITY, SUITABILITY OR OPERATION OF ANY EQUIPMENT, THE MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE, AND THE LESSEE LEASES THE EQUIPMENT "AS IS" AND "WHERE IS." Lessor shall not be liable to Lessee for any (a) defects in any of the Equipment or for any direct or consequential damage therefrom; (b) loss of use of any of the Equipment or for any Interruption in Lessee's business occasioned by Lessee's inability to use any of the Equipment for any reason whatsoever; and (c) damages in the event that the Manufacturer delays delivery of the Equipment. Lessor hereby transfers and assigns to Lessee during the Lease Term all its rights and interest in the Manufacturer's warranty with respect to any and all of the Equipment, and agrees to execute all documents reasonably necessary to effect such transfer and assignment. To the extent that any rights of Lessor with respect to the Manufacturer's warranty applicable to the Equipment may not be assigned to Lessee, Lessor will use reasonable efforts to enforce such rights to the benefit of Lessee against the Manufacturer.

     4.    LEASE TERM - The Lease Term shall commence and expire on the dates
           ----------
set forth in the Rental Schedule applicable to the item of Equipment in question.

     5.  RENT - (a) This Lease is a net lease and Lessee shall pay to Lessor
         ----
by wire transfer in immediately available funds, as rent for the Equipment during the Lease Term, the amount set forth in the Rental Schedule ("Basic Rent") on the dates set forth therein ("Payment Dates"), at the location of Lessor set forth on the applicable Rental Schedule.

     (b) Lessee shall also pay to Lessor on demand, by wire transfer in immediately available funds, all amounts which Lessee is required to pay Lessor pursuant to this Lease (other than Basic Rent) together with every fine, interest and cost which may be added for non-payment or late payment thereof. Such amounts shall constitute additional rent ("Additional Rent"). If Lessee shall fail to pay any additional Rent, Lessor shall have all rights, powers and remedies with respect thereto as are provided herein or by law in the case of nonpayment of Basic Rent. With respect to any amount of Basic Rent or Additional Rent not paid when due hereunder, Lessee shall pay to Lessor interest on such amount from the due date thereof until payment is received by Lessor at the lower of: (i) two percent (2%) above the Prime Rate but in no event less than two percent (2%) per annum above the permanent debt rate of the Rental Schedule(s) applicable to such overdue amount, or (ii) the highest rate of interest permitted by law ("Default Interest Rate"). Lessee shall perform all its obligations under this Lease at its sole cost and expense, and shall pay all Basic Rent and Additional Rent when due, without further notice or demand.

     6.  LESSEE'S REPRESENTATIONS AND WARRANTIES  -  Lessee represents and
         ---------------------------------------
warrants (and if requested by Lessor, will provide other supporting documents to the effect) that as of the date any Equipment is accepted for lease hereunder: (a) all items of Equipment are new and unused unless otherwise specified in the applicable Rental Schedule; (b) Lessee is an entity validly existing, in good standing under the laws of the jurisdiction of its organization, with full power to enter into this Lease and to pay and perform its obligations under this Lease, and is qualified to do business in the location(s) where the Equipment is installed; (c) this Lease has been duly authorized, executed and delivered by Lessee, and assuming the due authorization, execution and delivery by Lessor is enforceable in accordance with its terms; (d) Lessee's execution and delivery of this Lease does not and will not result in a breach or default under any material indenture, mortgage, deed of trust or other material agreement or instrument to which Lessee is a party which breach or default would have a material adverse affect on the ability of Lessee to perform the obligations under this Lease, or require the approval of any governmental authority or agency except such as have been obtained and are valid and sufficient for their purpose and are in full force and effect; (e) there are no suits or proceedings pending, or to the knowledge of Lessee threatened, in any court or any governmental agency against or affecting Lessee, which, if decided against Lessee, would impair Lessee's ability to perform any of its obligations under this Lease; and (f) there has been no material adverse change to Lessee's financial condition since the date of Lessee's most recent audited financial statement furnished Lessor.

     7.  TITLING AND REGISTRATION; IDENTIFICATION MARKS - (a) The Lessee will,
         ----------------------------------------------
on behalf of the Lessor and at the Lessee's expense, promptly obtain an application for the Lessor's title for each item of Equipment, reflecting the Lessor or its assignee as owner and whomever the Lessor shall designate as first lienholder, the Manufacturer's certificate of title and a certificate of registration issued in the name of the Lessor or its assignee. Certificates of ownership shall be delivered to the Lessor or to whomever the Lessor shall designate. The Lessee shall, at Lessee's expense, take such action as shall be necessary from time to time to avoid suspension or revocation of any certificates of ownership and to renew and maintain all certificates of registration. If the Lessee is required to obtain any new certificate of ownership or of registration, the Lessee shall, at Lessee's sole expense and after prior written notice to the Lessor, obtain such new certificate of ownership or of registration in the manner provided herein. The Lessor appoints the Lessee its attorney-in-fact for the purpose of carrying out the Lessee's obligations pursuant to this Section 8. The Lessee shall notify the Lessor of the state in which each item of Equipment is titled and registered, the license plate number of each item of Equipment, and any changes of such state of license plate number.

(b) If requested by Lessor or required by federal, state or local law, Lessor shall furnish to Lessee and Lessee shall, at Lessee's expense, affix to the Equipment a sign, tag or other form of notice to disclose Lessor's ownership of the Equipment or that the Equipment is leased, and Lessee shall keep and maintain such sign, tag or other form of notice affixed or attached to the Equipment throughout the Lease Term. Lessee will not allow the name of any persons other than Lessor or its assignee to be placed on any Equipment as a claim of ownership other than that of Lessor; provided, however, that Lessee may cause such Equipment to be lettered with the names or initials or other insignia customarily affixed by the manufacturer thereof or used by Lessee on equipment used by it of the same or a similar type for convenience of identification of its rights to use such Equipment as permitted under this Lease or normal advertising displays.

     8.  FEES AND TAXES - Lessee agrees to pay promptly when due, and to
         --------------
indemnify and hold Lessor harmless from, all license, title and registration fees whatsoever, all excise and property taxes (including without limitation all sales, use, personal property and stamp taxes) and all other charges associated with the aforementioned excise and property taxes such as penalties or interest, which are assessed, levied or imposed by any governmental or taxing authority against Lessor, (unless such assessment is due to Lessor's error, neglect, or oversight) with respect to any Equipment or the purchase, acquisition, ownership, delivery, leasing, possession, use, operation, control or return thereof, which accrue during the term of this Lease, excluding, however, any taxes on, or measured by, Lessor's net income.

     This obligation to indemnify and hold Lessor harmless is contingent upon notification to Lessee, in writing, within 10 days of receipt by Lessor of any claim for such charges by a governmental or taxing authority, and prior to any payment of such charges to such authority.

     If requested by Lessee in writing, Lessor may, at Lessee's expense, take such action as Lessee may reasonably direct with respect to such asserted liability, including payment under protest and granting of permission to Lessor to file any claim or commence any action to prevent such payment or permit Lessee to do so in Lessors' name, provided that under no circumstances shall Lessor be requested to delay payment of such liability beyond the date for payment of a final assessment

     (a) The Lessee shall not have responsibility for the following, which are not imposts: any franchise, estate, inheritance, transfer, or taxes based solely on or measured by the net income of Lessor. Except as stated in any Schedule, all tax benefits arising out of ownership of the Equipment are and shall remain vested in Lessor.

     (b) Lessee shall prepare and submit all necessary filings to the applicable taxing authorities where the incidence of such impost and/or its related filing obligation shall be the legal responsibility of Lessee.

     (c) The Lessee shall not be required to pay or discharge any claim or demand referred to in this Section so long as the validity or the amount thereof shall be contested in good faith and be appropriate legal proceedings in any reasonable manner which will not result in the forfeiture, seizure, confiscation or sale of the Equipment.

     (d) Lessee shall comply with and cause the Equipment to comply with all legal requirements applicable thereto or to the use thereof and with all contracts (including insurance policies), agreements and restrictions applicable therefore to the ownership or use thereof.

     9.  INDEMNIFICATION BY LESSEE - (a) Lessee shall indemnify Lessor and its
         -------------------------
Assignees against, and agrees to defend, protect, save and keep them harmless from any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements, including attorneys' fees and expenses, of whatsoever kind and nature asserted against Lessor (including, without limitation, by way of strict or absolute liability), in any way relating to or arising out of the construction, installation, possession, use, maintenance, operation, control, condition, return, or other use of the Equipment during the Lease Term and until such time the Equipment is returned to Lessor pursuant to the provisions hereof. In case any action, suit or proceeding is brought against Lessor or any of its Assignees by reason of any of the foregoing, Lessee, at Lessee's expense, shall cause the claim upon which such action, suit or proceeding is based to be discharged, or shall cause such action, suit or proceeding to be resisted or defended by counsel designated by Lessee and approved by Lessor (which approval shall not be unreasonably withheld).

     (b) If as a result of changes in the federal tax laws, the regulations issued thereunder or the administrative or judicial interpretations thereof, the reasonable after-tax benefit resulting from the ownership and lease of the Equipment hereunder is reduced, then the amount of Basic Rent due under the Rental Schedule in question shall be increased, not to exceed a 10% increase in the lease rate factor, to provide Lessor the same after-tax benefit that would have resulted from the ownership and lease of the Equipment if such changes had not occurred.

     The indemnification by Lessee under this Section 9 shall survive the payment of all obligations under, and the termination of, this Lease.

     10. USE OF EQUIPMENT; LIENS - During the Lease Term, Lessee warrants and
         -----------------------
agrees that the Equipment will be operated and otherwise be in compliance with all statutes, regulations and orders of any governmental body having power to regulate the Equipment. Lessee shall not permit the Equipment to be used for any purpose for which, in the published opinion of the Manufacturer, the Equipment is not designed or suited.

     During the Lease Term, Lessee will not directly or indirectly create, incur, assume or suffer to exist any mortgage, security interest, lien, or encumbrance on the Equipment, Lessor's or any Assignee's title thereto, or interest therein, except:

     (a) the respective rights of Lessor (and its Assignees, as hereinafter defined, if any) and Lessee as herein provided;

     (b) liens or encumbrances granted or placed thereon by Lessor (or its assigns, if any);

     (c) liens or encumbrances resulting from claims against Lessor but not against Lessee and unrelated to this Lease, and not resulting from any default, act or omission of Lessee;

     (d) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings;

     (e) inchoate materialmen's, mechanics', workmen's, repairmen's, employees' or other like liens arising in the ordinary course of business and not delinquent; and

     (f) liens arising out of judgments against Lessee with respect to which an appeal or proceeding for review is being prosecuted in good faith and with respect to which there has been secured a stay of execution pending such appeal or proceeding for review; provided, however, that
                                                       -----------------
         the liens referred to in clauses (d) and (f) of this Section 10 may remain only so long as the existence thereof does not subject the Equipment in question to forfeiture, seizure or otherwise adversely affect the rights of Lessor or any Assignee.

Lessee, at its own expense, will promptly take such action as may be necessary to keep the Equipment free and clear of, and to duly discharge, any such mortgage, security interest, lien, or encumbrance not excepted above. Lessee agrees to procure and maintain in effect all licenses, permits and other approvals and consents required by laws in connection with Lessee's possession, use, operation and maintenance of the Equipment. Lessee agrees that during the Lease Term, 100% of the use of the Equipment shall be "qualified business use" as that term is defined in Section 280F of the Code, which use shall be calculated in accordance with Regulations promulgated thereunder and shall be supported by records maintained in accordance with Section 280F and the Regulations thereunder. Lessee agrees that the Equipment shall not be garaged at any location outside the 48 contiguous states of the United States without the prior written consent of Lessor.

     11. EQUIPMENT MAINTENANCE, REPAIR, AND ADDITIONS  (a)  During the Lease
         --------------------------------------------
Term with respect thereto, Lessee, at Lessee's sole expense, will maintain the Equipment in good and efficient operating repair, appearance and condition except for ordinary wear and tear, and will make all necessary adjustments, replacements and repairs. All maintenance and repairs to the Equipment shall be made by the Manufacturer thereof or those of substantially equal skill or knowledge in maintaining and repairing the Equipment.

     (b) Provided that the value of the Equipment or any item thereof shall not be reduced thereby, Lessee shall have the right at any time to connect additional compatible equipment to the Equipment whether such compatible equipment is owned by Lessee or leased from a third party. In each case, Lessee shall disconnect or detach such equipment upon the termination of this Lease, or such equipment shall become the property of the Lessor. Lessee agrees to indemnify and hold Lessor harmless from any loss or damage caused to the Equipment by the connection to, or disconnection from, any compatible equipment.

     12. LOSS, DAMAGE OR DESTRUCTION OF EQUIPMENT - Lessee shall bear all
         ----------------------------------------
risks of damage to, taking of, or loss or destruction of, any item of Equipment during the Lease Term thereof and until such Equipment has been returned to Lessor.

     In the event that any item of Equipment shall become lost, stolen, destroyed or irreparably damaged from any cause whatsoever, or if any item of Equipment or Lessor's title thereto shall be requisitioned or seized by any governmental authority (each such occurrence being hereafter called a "Casualty Occurrence") during its Lease Term and until it has been returned to Lessor, Lessee shall promptly notify Lessor in writing of such fact, fully informing Lessor of all details of the Casualty Occurrence in question, and shall pay Lessor in cash the greater of (i) the Fair Market Value of the item of Equipment in question as of the date of the Casualty Occurrence or (ii) the "Stipulated Loss Value" as set forth in the Exhibit to the Rental Schedule pursuant to which such item of Equipment is leased hereunder calculated as of the Payment Date immediately preceding the date of the Casualty Occurrence or, if the Casualty Occurrence occurs on a Payment Date, calculated as of the date of the Casualty Occurrence. This payment shall be made on the next succeeding Payment Date following the Casualty Occurrence or, if the Casualty Occurrence occurs on a Payment Date, on the date of the Casualty Occurrence.

     Upon the payment of the greater of the Stipulated Loss Value or Fair
Market Value of the Equipment in question in accordance with the terms of this
Section 12, and the payment of all Basic Rent and all other sums then due hereunder, this Lease shall terminate with respect to the Equipment or part thereof suffering the Casualty Occurrence and all Lessor's rights and title to the Equipment shall pass to Lessee, "as is" and "where is" and, except for a warranty that the Equipment is free of all liens or encumbrances granted by Lessor or arising out of matters not within the scope of Lessee's indemnities hereunder, without warranty or recourse, as evidenced by a duly executed bill of sale naming Lessor as the seller and Lessee as the buyer.

     13. REPORTS - Lessee will cause to be furnished to Lessor, if requested,
         -------
a statement showing the location, condition and such other information regarding the Equipment as Lessor may reasonably request.

     Lessor shall have the right, upon reasonable notice to Lessee, to inspect the Equipment and Lessee's records with respect thereto.

     14. INSURANCE - Lessee will procure and maintain at its expense all risk
         ---------
insurance on all Equipment for the related full Lease Term at the higher of the Equipment's Stipulated Loss Value or Fair Market Value and public liability insurance in the amount of at least $5,000,000 insuring Lessor, the Secured Party and any Assignee, as their interests may appear, against liability for death, bodily injury and property damage resulting from ownership, maintenance use or operation of the Equipment. All such insurance shall name Lessor and any Assignee as additional insureds and loss payees, shall be in such amounts and with such insurers as are reasonably satisfactory to Lessor, and shall provide that the same may not be altered or cancelled except after thirty (30) days prior written notice to Lessor. Lessee shall deliver to Lessor, prior to the beginning of the Lease Term with respect to any Equipment, or prior to the effective date of any cancellation or expiration of such insurance, as the case may be, a certificate or other evidence satisfactory to Lessor of the maintenance of such insurance. Lessor shall be under no duty to examine such policies, certificates or other evidences of insurance, or to advise Lessee in the event that its insurance is not in compliance with this Lease. In the event of failure on the part of the Lessee to provide such insurance, Lessor may, at its option, provide such insurance and add the amount of the premiums to the rents due hereunder, and Lessee shall, upon Lessor's demand pay the same as Additional Rent. Lessee may self assume some or all of its obligations hereunder provided it delivers to Lessor a certificate certifying that Lessee has in effect a program of self insurance and that the coverage required above is provided by such program.

     15. RETURN OF EQUIPMENT - (a) Upon the expiration or earlier termination
         -------------------
of this Lease with respect to an item of Equipment, the Lessee, at its own risk and expense, shall return such item of Equipment to the Lessor, together with all license plates and all registration certificates, certificates of ownership maintenance and repair records and similar documents in the Lessee's possession, at the place originally delivered hereunder, or such other places as the Lessor may reasonably designate, in the condition in which such item of Equipment is required to be maintained pursuant to Section 11 hereof and, with respect to any items of Equipment which are tractor or trailer units, at least meeting the following condition:
     (i) All items of Equipment originally furnished with such item of Equipment, or the substantial equivalent thereof, shall be installed, intact, and in the condition required by Section 11 hereof at the time of return;
     (ii) The cost of necessary glass, wood, fiberglass or sheet metal repairs shall not exceed $250;
     (iii) Brake linings shall have a minimum of 35%. remaining wear;
     (iv) All tires shall be the ones last used by Shell on that item of Equipment, tractor front wheels shall not be recapped casings, and shall have a minimum of 35% remaining tread;

     (v) The power train including engine, transmission and driveline shall be in standard operating condition, the engine shall be capable of generating its originally rated output and tractor units shall be capable of pulling the load for which they were originally designed; and
     (vi) Each item of Equipment shall be free of any advertising and identification of Lessee.

     (b) Notwithstanding any provisions of this Lease to the contrary, Lessee shall give Lessor at least 120 days prior written notice of its intention to return the Equipment to Lessor on the Termination Date. In the event Lessee shall fail to give Lessor 120 days' notice in writing, this Lease, at the sole discretion of the Lessor, shall be extended and continue at the same rental as the rental in effect on the last Payment Date immediately preceding the Termination Date until 120 days after Lessor receives such notice in writing from Lessee.

     (c) In the event that Lessee fails to return the Equipment at the end of the Primary Term or a Renewal Term (as the case may be) to Lessor as provided in this Section 15, this Lease, at the sole discretion of the Lessor, shall be extended and continue at the same rental rate as the rental rate in effect on the last Payment Date of the Primary Term or Renewal Term (as the case may be) until such time as the Equipment has been returned.

     16. LESSOR'S OWNERSHIP: EQUIPMENT TO BE AND REMAIN PERSONAL PROPERTY -
         ----------------------------------------------------------------
Lessee acknowledges and agrees it does not have or obtain any title to the Equipment, nor any property right or interest therein, except its rights as Lessee hereunder and subject to the terms hereof. All of the Equipment shall be and remain personal property notwithstanding the manner in which the Equipment may be attached or affixed to realty, and that upon the expiration or other termination of the Lease Term of Equipment, Lessee shall have the obligation, and Lessor shall have the right, to remove, or cause the removal of, such Equipment, from the premises whereon the same is then located.

     If Lessee is unable to return, or is prevented from returning, any Equipment to Lessor upon the termination of the Lease Term, for any reason whatsoever, including, but not limited to, the assertion by any third party of any claim (except for claims arising out of liens granted by Lessor or asserted against Lessor and unrelated to the Equipment or this Lease) against such Equipment, or of any right with respect thereto (but excluding failure by Lessor or its Assignee to accept the returned Equipment as provided herein), such Equipment shall, for all purposes of this Lease, be deemed to have been the subject of a Casualty Occurrence, and Lessee shall pay to Lessor the amounts provided in Section 12 hereof, with respect to such Equipment, at the time, in the manner, and with the consequences provided in such Section.

     17. EVENTS OF DEFAULT - (a) If, during the continuance of this Lease, one
         -----------------
or more of the following events (hereinafter called "Events of Default") shall occur:

     (1) default shall be made in the payment of any Basic or Additional Rent due hereunder, and any such default shall continue for more than ten (10) days after the due date of such Basic or Additional Rent;

     (2) Lessee shall default in the observance and/or performance of any other covenant, condition and agreement on the part of Lessee to be observed and/or performed under this Lease and such default shall continue for thirty (30) days after written notice from Lessor to Lessee specifying the default and demanding the same to be remedied.

     (3) any representation or warranty made by Lessee herein or in any document or certificate furnished to Lessor in connection herewith shall at any time prove to be incorrect when made in any material respect;

     (4) Lessee shall make or permit any unauthorized assignment or transfer of this Lease or of Lessee's rights and obligations hereunder, or Lessee shall make or permit any unauthorized sublease or transfer of any Equipment, or the possession of same;

     (5) Lessee shall make an assignment for the benefit of creditors, or cease doing business as a going concern, or generally fail to pay its debts as they become due, or become insolvent or bankrupt or admit in writing its inability to pay its debts as they mature, or consent to the appointment of a trustee or receiver, or a trustee or a receiver shall be appointed on decree or order of a court of competent jurisdiction, for Lessee or for a substantial part of Lessee's property without Lessee's consent and such decree or order shall continue undischarged and unstayed for a period of sixty (60) days;

     (6) if pursuant to the merger of Lessee into another corporation where Lessee is not the surviving corporation, or the consolidation of Lessee with one or more other corporations and the sale or other disposition of all or substantially all the assets of Lessee to one or more other entities, the surviving entity or transferee of assets, as the case may be, shall not deliver to Lessor and to any Assignee an acknowledged instrument in recordable form, assuming all obligations, covenants and responsibilities of Lessee hereunder and under any instrument executed by Lessee, and acknowledging the assignment of Lessor's interest in this Lease as security for indebtedness; or
     (b) then, in any such case, Lessor, at its option, may do any one or more of the following;

     (1) declare this Lease, with respect to the Rental Schedule in question, in default upon written notice to Lessee, and proceed by appropriate court action to enforce performance by Lessee of the covenants and terms of this Lease and/or to recover damages for the breach thereof;

     (2) terminate this Lease upon written notice to Lessee; whereupon all right of Lessee to use the Equipment shall immediately terminate;

     (3) whether or not this Lease be terminated, repossess the Equipment, wherever found, with legal process, and for this purpose Lessor and/or its agents may enter upon any premises of or under the control or jurisdiction of Lessee or any agent of Lessee, and remove the Equipment therefrom;

     (4) with respect to any Equipment returned to or repossessed by Lessor, hold or use such Equipment for any purpose whatsoever, including selling the same at a private or public, cash or credit sale, or Lessor may re-lease such Equipment in all the foregoing events free and clear of any rights of the Lessee and without any duty to account to the Lessee with respect to such action or inaction;

     (5) whether or not Lessor shall have exercised, or shall thereafter at any time exercise, any of its rights set forth above in this Section 17(b) with respect to any item of Equipment, and upon written notice to the Lessee specifying a payment date demand that the Lessee pay to the Lessor, and the Lessee shall pay to the Lessor on the payment date specified in such notice, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent for such Equipment due after the payment date specified in such notice), an amount equal to the excess of the "Termination By Sale" value set forth on the Exhibit to the Rental Schedule in question for such item of Equipment computed as of the Payment Date next preceding the payment date specified in such notice or if such payment date occurs on a Payment Date, then computed as of such Payment Date over whichever of the following three amounts the Lessor, in its sole discretion, shall specify in such notice:

        (i) the present value of the fair market rental value (determined as hereafter provided in this Section 17(b)) of such item of Equipment for the remainder of the Lease Term as of the date of such notice, such present value to be computed on the basis of a 7% per annum rate of discount from the respective dates upon which such rent would be paid;

        (ii) the fair market sales value (determined as hereafter provided in this Section 17(b)) of such item of Equipment as of the date of such notice; or

        (iii) if the Lessor shall have sold any item of Equipment pursuant to paragraph (4) above, the net proceeds of such sale; and

     (6) whether or not any Equipment is returned to, or repossessed by Lessor, as aforesaid, Lessee shall also be liable for, and Lessor may forthwith recover from Lessee, all Basic Rent and Additional Rent that accrued prior to the date of Lessee's default.

     In addition to the foregoing, Lessor may also recover from Lessee all costs and expenses arising out of Lessee's default, including without limitation expenses of repossession of the Equipment and the storage, repairs, reconditioning, sale and releasing thereof, and reasonable attorneys' fees incurred by Lessor in exercising any of its rights or remedies hereunder. For the purposes of this Section 17, "fair market rental value" and "fair market sales value" shall be determined by an appraisal of an independent appraiser chosen by the Lessor, and the cost of any such appraisal shall be borne by Lessee.

     18. ASSIGNMENT AND TRANSFER BY LESSOR. - (a) Lessor may assign this Lease,
         ---------------------------------
any item of Equipment, and all sums at any time due and to become due, by the Lessee to Lessor under this Lease without notice to or consent of Lessee to a security assignee (the "Secured Party") for the purpose of securing a loan to the Lessor for the purchase of the Equipment. The Secured Party shall not be obligated to perform any duty, covenant or condition required to be performed by Lessor under this Lease. Lessor, at its sole discretion, may also sell or transfer the Equipment and/or this Lease to a partnership, trust or other person or entity (the "Transferee" and collectively with the Secured Party an ("Assignee") subject to the rights of the Lessee under this Lease.

     (b) Lessee agrees that notwithstanding any assignment to a Secured Party, each and every covenant, agreement, representation and warranty of Lessor under this lease shall be and remain the sole liability of the Lessor and of every successor in interest of Lessor or, in the case of assignment to a Transferee, shall become and remain the sole liability of the Transferee. Lessee further acknowledges and agrees that from and after the receipt by Lessee of written notice of such an assignment from Lessor, Lessee shall comply with the directions or demands given in writing by the Secured Party consistent with Lessee's obligations under the Lease and the Secured Party shall have the right to exercise (either in its own name or in the name of the Lessor) such rights, privileges and remedies of Lessor provided for herein. Lessee shall not assert against the Secured Party any defense, counterclaim, set-off, abatement, reduction or recoupment that Lessee may have against Lessor or any Transferee. After any assignment to the Secured Party, this Lease may not be amended or modified without the prior written consent of any such Secured Party.

     19. OPTION TO RENEW - (a)  Upon the expiration of the Primary Term of
         ---------------
this Lease, and provided that no Event of Default, and no event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred and then remains unremedied to Lessor's satisfaction, Lessee shall have the option, exercisable on at least 180 days prior written notice to Lessor to renew the Lease Term with respect to all, but not less than all items of Equipment whose Primary Term or Renewal Term, as the case may be, have the same Lease Expiration Date, either:

     (1) on a month-to-month renewal basis, terminable by either Lessor or Lessee upon thirty days written notice, at the same rate, terms and conditions as described herein; or
     (2) up to three (3) successive additional terms (each of which being herein called a "Renewal Term") for one year each at a rental for each such Renewal Term at a rate that would be obtained in an arms-length transaction between an Informed and willing prospective lessee and an informed and willing lessor under no compulsion to lease (said rate being herein called the "Fair Rental Rate").

     (b) If, on or before a date 60 days prior to the expiration of the Lease Term with respect to each Rental Schedule for which notice of Renewal has been given, Lessor and Lessee are unable to agree upon a determination of the Fair Rental Rate for the Equipment, Lessee shall have no obligation to renew this Lease. However, if Lessee wishes to proceed with its option, Lessee shall give written notice to Lessor to that effect and the Equipment shall be leased during the Renewal Term at the Fair Rental Rate determined in accordance with the procedure for Appraisal below provided that the total term of the Lease, including any Renewal Term(s) entered into pursuant to this Section 19 hereof, shall not exceed 75%. of the useful life of the item of Equipment in question.

     (c) "Appraisal" shall mean a procedure whereby two recognized independent equipment appraisers, one chosen by Lessee and one by Lessor shall mutually agree upon the amount in question. Lessor or Lessee, as the case may be, shall deliver a written notice to the other party appointing its appraiser within 15 days after receipt from the other party of a notice appointing that party's appraiser. If within 15 days after appointment of the two appraisers as described above, the two appraisers are unable to agree upon the amount in question, a third recognized independent appraiser shall be chosen within five days thereafter by the mutual agreement of such first two appraisers, or if such first two appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by an authorized representative of the American Arbitration Association, and the appraisal of the third appraiser so appointed and chosen shall be given within a period of ten (10) days after the selection of such third appraiser. The average of the three appraisals arrived at by said three appraisers shall be binding and conclusive on Lessor and Lessee. Lessor and Lessee shall pay the fees of the respective appraisers appointed by them and shall share equally the fees and expenses of the third-appraiser, if any, and those of the American Arbitration Association, if applicable.

     (d) After a determination of the Fair Rental Rate of the Equipment has been made in accordance with the procedure described above, Lessee's exercise of its option shall be effective upon the expiration of the Primary Term or Renewal Term as the case may be.

     20. ADDITIONAL RIGHTS OF LESSOR. - Receipt by Lessor of any Basic Rent or
         ---------------------------
Additional Rent with knowledge of the breach of any provision hereof shall not constitute a waiver of such breach and no waiver by Lessor of any provision hereof shall be deemed to have been made unless made in writing. Lessor shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any of the provisions hereof, or to a decree compelling performance of any of the provisions hereof or to any other remedy allowed to Lessor by law.

     21. NET LEASE; NON-TERMINABILITY. - This Lease is an absolutely net lease
         ----------------------------
and, except as otherwise expressly provided herein (including any right of early termination set forth in any Rental Schedule), shall not terminate, nor shall Lessee be entitled to any abatement, reduction, set-off, counterclaim, defense or deduction with respect to any Basic Rent or Additional Rent nor shall the obligations of Lessee hereunder be affected, other than as expressly set forth in this Lease, by reason of any damage to or destruction of any item of the Equipment or any taking of any item of the Equipment by condemnation or otherwise. Nothing contained in this Lease shall prevent Lessee from bringing a separate action for damages suffered by Lessee as a result of the breach by Lessor of any obligation owed by it to Lessee or for equitable relief to obtain compliance with such obligation.

     22. LESSEE'S  RIGHT TO SUBLEASE - Provided that no Event of Default has
         ---------------------------
occurred and is continuing, Lessee shall have the right to sublease the Equipment for a term or terms expiring no later than the day prior to the Termination Date of this Lease subject to the prior written approval of the Lessor, which approval shall not be unreasonably withheld. No sublease of the Equipment by Lessee shall relieve Lessee of any of its obligations hereunder.

     23. QUIET ENJOYMENT - So long as no Event of Default has occurred and is
         ---------------
continuing hereunder, Lessee shall have peaceful and quiet use and enjoyment of the Equipment against acts of Lessor or anyone claiming solely by, through, or under Lessor.

     24. NOTICES - Any notice required or permitted to be given under this
         -------
Lease shall be deemed to have been given upon its receipt, in writing, by the receiving party at its address set forth below, or to such other address as either party shall hereafter furnish to the other in writing.

     1.  If to Lessee:  Bruce Frazier
                        Manager Light Oil
                        Shell Land Transportation
                        Shell Oil Company
                        One Shell Plaza
                        P.O. Box 2463
                        Houston, TX 77001
                        (713) 241-4184 (4159)

     2.  If to Lessor:  American Finance Group, Inc.
                        ATT:  Treasurer
                        Exchange Place
                        Boston, MA 02109

     25. ENTIRE AGREEMENT, SEVERABILITY, EFFECT AND MODIFICATION OF LEASE - This
         ----------------------------------------------------------------
Lease constitutes the entire agreement between the parties with respect to the leasing of the Equipment. Any provision of this Lease which is unenforceable in any jurisdiction, shall be, as to such jurisdiction, ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof. No variation or modification of this Lease and no waiver of any of its provisions or conditions shall be valid unless in writing and signed by a duly authorized representative of the party against whom enforcement is sought.

     26. GOVERNING  LAW -  Lessor and Lessee agree that this Lease shall be
         --------------
governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

     27. CONSENT  TO  JURISDICTION  AND  SERVICE  -  The  Lessee  agrees  that
         ---------------------------------------
any legal action or proceeding against it arising out of this Lease may be brought in any state or federal court sitting in the city of Boston in the Commonwealth of Massachusetts and it hereby irrevocably consents and submits to the nonexclusive in personam jurisdiction of the said courts and irrevocably agrees that all claims in any such action or proceeding may be heard, determined in and enforced by any such court. Lessee irrevocably consents to the service of summons, notice, or other process relating to any such action or proceeding by delivery thereof to it by hand or by mail in the manner set forth in Section 25 hereof.

     28. LESSOR'S RIGHT TO PERFORM FOR LESSEE - If Lessee fails to duly and
         ------------------------------------
promptly perform any of its obligations under this Lease or fails to comply with any of the covenants or agreements contained herein, Lessor may itself perform such obligations or comply with such covenants or agreements, for the account of Lessee without thereby waiving any default, and any amount paid or expense (including reasonable attorneys' fees) reasonably incurred by Lessor in connection with such performance or compliance shall, together with interest thereon at the Default Interest Rate be, payable by Lessee to Lessor on demand.

     29. AGREEMENT FOR LEASE ONLY - Lessor and Lessee agree that this Lease is
         ------------------------
and is intended to be a true lease (and not a lease in the nature of a security interest) and further agree to treat this Lease as a true lease for all purposes, including without limitation, tax purposes.

     30. FINANCIAL STATEMENTS  - Lessee agrees to furnish, upon Lessor's
         --------------------
request such financial information available thru public record concerning Lessee as Lessor or any Assignee may reasonably require during the term of this Lease.

     31. MISCELLANEOUS.  The captions in this Master Lease and this Lease are
         -------------
for convenience of reference only. This Lease may be executed in separate counterparts, all of which together shall constitute one instrument. Lessor and Lessee agree that to the extent that this Lease constitutes chattel paper under the Uniform Commercial Code, no security interest on this Lease may be created through the transfer or possession of any counterpart of this Lease but only through transfer and possession of that counterpart of the Rental Schedule to this Lease marked "Lender's Original".

     32. DEFINITIONS - The following terms shall have the following meanings
         -----------
for all purposes of this Lease:

     "ACQUISITION COST" of any item of Equipment means an amount equal to the sum of (i) the purchase price of such item of Equipment paid by Lessor, plus,
(ii) any excise, sales or use tax paid by Lessor on or with respect to such item of Equipment, plus (iii) any reasonable costs, expenses and fees paid or incurred by Lessor in obtaining, delivering and installing such item of Equipment.

     "ADDITIONAL RENT" shall have the meaning specified in Section 5(b) hereof.

     "APPRAISAL" shall have the meaning specified in Section 19(c) hereof.

     "ASSIGNEE" shall have the meaning specified in Section 18(a) hereof.

     "BASIC RENT" shall have the meaning specified in Section 5(a) hereof.

     "CASUALTY OCCURRENCE" shall have the meaning specified in Section  12 hereof.

     "CERTIFICATE OF INSPECTION AND ACCEPTANCE" means the certification contained in or which is an Exhibit to each Rental Schedule to be executed by Lessee, substantially in the form of "Exhibit 1" attached hereto whereby Lessee evidences its acceptance of an item of Equipment for lease hereunder.

     "DEFAULT INTEREST RATE" shall mean the rate of interest set forth in
Section 5(b) hereof.

     "EQUIPMENT" means the equipment described on each Rental Schedule executed pursuant to this Master Lease, and owned by Lessor and leased by Lessor to Lessee or ordered by Lessor for lease to Lessee as provided herein and any attachments, accessories, or additions thereto or substitutions therefor.

     "EVENTS OF DEFAULT" shall have the meaning specified in Section 17(a) hereof.

     "FAIR MARKET VALUE" means the appraised value of the Equipment in question determined by the procedure for Appraisal.

     "FAIR RENTAL RATE" shall have the meaning specified in Section 19(a)(2) hereof.

     "INTERIM TERM" for this Lease shall commence upon the commencement date set forth in the applicable Rental Schedule and shall end on the commencement date of the Primary Term.

     "INVESTMENT TAX CREDIT" shall mean any investment tax credit provided for in Section 38 et seq. of the Internal Revenue Code of 1954, as amended.

     "LEASE" shall have the meaning specified in Section 1 hereof.

     "LEASE COMMENCEMENT DATE" with respect to an item of Equipment means the date of the commencement of the Lease Term of such item and shall be the date such item is accepted by Lessee for lease hereunder.

     "LEASE EXPIRATION DATE" with respect to an item of Equipment means the date of the expiration of the Lease Term of such item as provided in the Rental Schedule.

     "LEASE TERM" with respect to an item of Equipment shall mean the "Interim Term" plus the "Primary Term", including any period of renewal provided for herein.

     "MANUFACTURER(S)" shall mean the manufacturer(s) of each item of Equipment.

     "MASTER LEASE" shall have the meaning specified in Section 1 hereof.

     "PAYMENT  DATES" shall have the meaning specified in Section 5(a) hereof.

     "PRIMARY TERM" for this Lease shall commence and shall end on the respective dates set forth in the Rental Schedule.

     "PRIME RATE" shall mean the rate of interest per annum announced from time to time as its "Prime Rate" by the lending institution providing the permanent debt financing with respect to the Rental Schedule in question; if there is no permanent debt financing or if the lending institution in question has no PRIME RATE, then Lessor and Lessee agree that the Prime Rate announced from time to time by Morgan Guaranty Trust Company of New York, in New York City shall apply hereunder.

     "RENEWAL TERM" shall have the meaning specified in Section 19(a)(2) hereof.

     "RENTAL SCHEDULE" means each schedule, substantially in the form of "Exhibit 1" attached hereto, executed by Lessor and Lessee pursuant to this Master Lease, setting forth a description of Equipment to be leased hereunder, its location, its Acquisition Cost, the amount of Basic Rent payable by Lessee with respect thereto, the lease term thereof, the Lease Commencement Date with respect thereto, and such other matters as Lessor and Lessee may agree upon.

     "SECURED PARTY" shall have the meaning specified in Section 18(a) hereof.

     "STIPULATED LOSS VALUE" shall have the meaning specified in Section 12(a) hereof.

     "TERMINATION DATE" means the expiration or termination of the Primary Term or Renewal Term of any item of Equipment, whether by the passage of time or otherwise.

     "TRANSFEREE" shall have the meaning specified in Section 18(a) hereof.

     IN WITNESS WHEREOF, the duly authorized representatives of Lessor and Lessee have executed this Master Lease as of the date first above written.

LESSOR:  AMERICAN FINANCE GROUP, INC.    LESSEE: SHELL OIL CORPORATION

By:  /S/                                 By:  /S/
   ---------------------------------        ---------------------------------
Title: Vice President                    Title: Purchasing Manager